AMENDMENT TO LEASE DATED FEBRUARY 17, 2004 BETWEEN LADOKK REALTY CO. LLC ("LANDLORD") AND HAUPPAUGE COMPUTER WORKS, INC ("TENANT").

Whereas Landlord and Tenant are parties to a written lease dated February 17, 2004 (the "Lease") for the premises at 91 Cabot Court, Hauppauge, New York 11788 (the "Demised Premises") and

Whereas the parties hereto desire to amend and modify the Lease as herein provided.

NOW THEREFORE in consideration of the terms and conditions set forth herein and other good and valuable consideration it is agreed as follows:

1.  Term. The Term of the Lease for the Demised Premises is hereby extended to August 31, 2011.

2.  Rent. The Tenant will pay rent as follows:

September 1, 2006 to August 31, 2007 $300,000; monthly $25,000.00

September 1, 2007 to August 31, 2008 $309,000; monthly $25,750.00

September 1, 2008 to August 31, 2009 $318,270; monthly $26,522.50

September l, 2009 to August 31, 2010 $327,818; monthly $27,318.66

September 1, 2010 to August 31, 2011 $337,653; monthly $28,137.75

The rent shall be paid in equal monthly installments in advance on the first day of each and every calendar month during said term. To the extent that Tenant has paid rent for the period commencing September 1, 2006 in an amount in excess of the monthly amount of rent payable hereunder, Tenant shall be given a credit on the rent next payable.

3.  Paragraph FIFTY-FIRST of the Lease is hereby deleted.

4.  Unpaid Rent. Tenant as of the date of the execution of this Amendment has paid all prior rent and other payments due to the Landlord, except the sum of $(as of 10/5/06 the amount is $168,667.04) ___________ which the parties acknowledge is due and payable by the Tenant to the Landlord. This amount due shall be payable as additional rent in the amount of $5,000.00 per month which shall be tendered with the monthly rent payment commencing with the monthly rent payable for November, 2006.

5.  No Broker. The parties hereto recognize that no broker negotiated and consummated this Lease amendment.

6.  Right to Sublet or Assign.

(A)  Tenant may, without the consent of Landlord, assign this Lease or sublet all of the Demised Premises to an affiliated (i.e., a corporation 50% or more of whose capital stock is owned by the same stockholders owning 50% or more of Tenant’s capital stock), parent or subsidiary corporation of Tenant or to a corporation to which it sells or assigns all or substantially all of its assets or stock or with which it may be consolidated or merged, provided such purchasing, consolidated, merged, affiliated or subsidiary corporation shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease and it shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days thereafter, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.

(B)  For purposes of this Article, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total equitable ownership interests in any tenant or subtenant of another business form, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Lease, or of such sublease, as the case may be; (ii) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law or otherwise, shall be bound by the provisions of this Article and (iii) a modification or amendment of a sublease shall be deemed a sublease. This paragraph shall not apply to the sale of common stock on the stock exchange.

7.  Notices. Any notices or demand which under the terms of this Lease or under any statute must or may be given or made by the parties hereto, shall be in writing and shall be given or made by mailing the same by certified, registered mail, overnight courier, or hand delivered addressed to the respective parties’ attorneys at the addresses set forth in this Lease. Copies of notices to Tenant shall be sent to Meltzer, Lippe, Goldstein & Breitstone, LLP, 190 Willis Avenue, Mineola, New York 11501, Attn: Herbert W. Solomon, Esq. Copies of notice to Landlord shall be sent to: Twomey, Latham, Shea, Kelley, Dubin & Quartaro, LLP, 33 West Second Street, P.O. Box 9398, Riverhead, New York 11901 Attention: Kathryn Dalli, Esq. Notices shall be deemed given upon receipt, if hand delivered, first refusal, or if by overnight courier, or the 3rd business day if sent by certified or registered mail.

8.  Renewal Option. If Tenant is not in default under the terms of the Lease beyond the expiration of applicable notice and cure period, then the Tenant shall have the option to extend the Lease term for an additional five (5) years upon the following terms and conditions:

(A)
The Tenant shall notify Landlord in writing that Tenant intends to exercise this option no earlier than the date that is twelve (12) months prior to the Expiration Date and no later than the date that is six (6) months prior to the Expiration Date.

(B)
The Renewal Term shall be upon the same terms, covenants and conditions as in the Lease except that (a) there shall be no further option to extend this Lease beyond the one (1) Renewal Term referred to above: (b) the Demised Premises shall be delivered in its then "as is" condition; and (c) the rent paid by Tenant during the Renewal Term shall be as follows:

1.
During the first year of the Renewal Term the rent shall equal the market rate at the time of the expiration of the Lease, but in no event shall it be less than the amount paid during year five (5) of this Lease agreement.

2.
During each of the second through fifth years of the Renewal Term, the rent shall be increased by CPI plus one (1%) percent per annum over the rent payable for the prior year. CPI shall be based upon the CPI at the last month of the preceding lease year compared to the first month of the preceding lease year. The term "CPI" shall mean the Consumer Price Index for All Urban Workers, New York City-Metropolitan Area, published by the Federal Bureau of Labor Statistics (or, if no longer published by the Federal Bureau of Labor Statistics, such other index as Landlord shall reasonably select).

3.	Said sums shall be payable in equal monthly installments.

4.
Landlord shall advise Tenant of it’s determination of the market rate. If Tenant disputes Landlord’s determination of such market rate, Tenant, by written demand served upon Landlord within five (5) days after such notification by Landlord, may commence arbitration strictly in accordance with the terms and conditions of this subparagraph. If Tenant shall fail to demand arbitration as set forth above within said five (5) day period, Tenant shall be deemed to have accepted Landlord’s determination of the market rate. The sole issue to be determined by such arbitration shall be the market rate in accordance with this subparagraph. Within thirty (30) days after such written demand, each party will obtain and deliver to the other an appraisal to be done by a licensed appraiser with at least ten (10) years experience. If the parties cannot agree upon a market rate, the two (2) appraisers shall select a third licensed appraiser meeting the same qualifications. Landlord and Tenant will pay for the services of its own appraiser and shall share the cost of the third appraiser, if applicable. The two closest appraisals will be averaged and shall be deemed the market rate.

9.  Due Authorization. Tenant represents to the Landlord that this Amendment and the Lease has been duly authorized by the Board of Directors of Tenant and its parent, Hauppauge Digital Inc. Landlord represents to the Tenant that this Amendment and the Lease has been duly authorized by the members of Ladokk Realty Co. LLC.

10.  Lease to Continue as Amended. Except as amended herein, all of the terms and conditions of the Lease dated February 17, 2004 shall remain in full force and effect.

11.  Counterparts. This Amendment may be signed in counterpart and by facsimile signature.

Dated: October 17, 2006                  LADOKK REALTY CO. LLC

By /s/ Kenneth Plotkin
Kenneth Plotkin

LADOKK REALTY CO. LLC
By /s/ Laura Aupperle
Laura Aupperle

LADOKK REALTY CO. LLC

By /s/ Dorothy Plotkin
Dorothy Plotkin

HAUPPAUGE COMPUTER WORKS, INC.

By/s/ Gerald Tucciarone
Gerald Tucciarone
Chief Financial Officer

As to Section 9:

HAUPPAUGE DIGITAL, INC.

By: /s/ Gerald Tucciarone
Gerald Tucciarone
Chief Financial Officer